EXHIBIT 99.1
News
For Immediate Release September 26, 2008	Contact:
Rick B. Honey (212) 878-1831

MINERALS TECHNOLOGIES NAMES D.J. MONAGLE

SENIOR VICE PRESIDENT & MANAGING DIRECTOR, PAPER PCC;

DOUGLAS W. MAYGER TO SUCCEED MONAGLE AS VICE PRESIDENT & MANAGING DIRECTOR, PERFORMANCE MINERALS

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NEW YORK, September 26 - Minerals Technologies Inc. (NYSE: MTX) announced today that effective October 1, D.J. Monagle will become senior vice president & managing director, Paper PCC, and that Douglas Mayger will succeed Mr. Monagle as vice president & managing director, Performance Minerals. Mr. Monagle will replace Kenneth L. Massimine, who is retiring from the company effective April 1, 2009.

D.J. Monagle joined the company in 2003 as director, Global Marketing, Paper PCC. He was appointed vice president, North America, Paper PCC, in 2004 and vice president, the Americas, PCC in 2006. He was named to his present position in November 2007. Before joining Minerals Technologies, Mr. Monagle worked for the Paper Technology Group at Hercules Inc. between 1990 and 2003, where he held sales and marketing positions of increasing responsibility. These included sales representative and district sales manager, from 1993 to 1995; product manager of Rosin Sizing Products, 1995 to 1996; Marketing manager for Uncoated Papers, 1996 through 1998; and senior marketing manager from 1998 to 2001. Mr. Monagle worked on the Hercules corporate Work Process Redesign team specializing in logistics from 2001 to 2003. Between 1985 and 1990, he served as an aviation officer in the U.S. Army's 11th Armored Cavalry Regiment, leaving the service as a troop commander with a rank of Captain. Mr. Monagle holds a B. S. degree in Chemistry from Mount St. Mary's College in Emmitsburg, Maryland.

Douglas Mayger is presently general manager-Carbonates West, Performance Minerals. Mr. Mayger joined the company in 2002 as plant manager in Lucerne Valley, California. In 2005, he was named business manager for the Western Region and assumed his present position earlier this year. Mr. Mayger, who received his early education at schools in Switzerland, has lived abroad in India, Malaysia and Germany. He holds a B.S. degree in Mining Engineering from the University of Missouri-Rolla. Before joining Minerals Technologies, he served as vice president of Operations for Aggregate Industries from 1997 to 2002. He began his career with Allied Chemical, where he served as a mining engineer from 1981 to 1986. Between 1986 and 1995, he was a general superintendent for Vulcan Materials Company, and from 1995 to 1997 he was director of Operations at Medusa Mining Ltd. Mr. Mayger will become an officer of the company and a member of the Leadership Council, the company's senior management team.

Kenneth L. Massimine will serve on special assignment, reporting to Joseph C. Muscari, chairman and chief executive officer, until his retirement. Mr. Massimine joined the company in 1992 as the assistant director of marketing responsible for all non-paper related product applications and over the years assumed positions of increasing responsibility. He was named to his present position in 2002.

Minerals Technologies Inc. is a global resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. The company recorded sales of $1.08 billion in 2007.

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For further information about Minerals Technologies Inc. look on the Internet at http://www.mineralstech.com/